Exhibit 10.2

Execution Version

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

PERFORMANCE FOOD GROUP COMPANY

2015 OMNIBUS INCENTIVE PLAN

Performance Food Group Company (the “Company”), pursuant to its 2015 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	David Flitman

Date of Grant:	July 30, 2015

Vesting Commencement Date:	January 19, 2015

Number of Restricted Stock Units:	369,004

Vesting Schedule:	Provided the Participant has not undergone a Termination at the time of the applicable vesting date (or event):

•	100% of the Restricted Stock Units will vest on the fourth (4th) anniversary of the Vesting Commencement Date; provided, however, that the Restricted Stock Units will vest earlier as follows:

•	50% of the Restricted Stock Units will vest at such time as the Sponsor (as defined below) shall have received cash proceeds in respect of its direct or indirect equity investment in the Company that represents at least (A) 2.0 times the Sponsor’s aggregate direct or indirect investment in the Company’s equity securities and (B) a 12% annual internal rate of return; and

•	50% of the Restricted Stock Units will vest at such time as the Sponsor (as defined below) shall have received cash proceeds in respect of its direct or indirect equity investment in the Company that represents at least (A) 2.5 times the Sponsor’s aggregate direct or indirect investment in the Company’s equity securities and (B) a 12% annual internal rate of return provided, however, that if the Participant undergoes a Termination by the Service Recipient without Cause (excluding as a result of the Participant’s Disability) or by the Participant for Good Reason at the time of, or at any time following the consummation of a Change in Control, the Participant shall fully vest in the Participant’s Restricted Stock Units. Notwithstanding the foregoing, in the event of a Termination by the Company without Cause (excluding as a result of the Participant’s Disability) within 180 days prior to the occurrence of a Change in Control, the Participant shall be deemed to have continued employment and been so terminated upon consummation of the Change in Control in accordance with the foregoing; and

provided, further, that if the Participant undergoes a Termination (i) by the Service Recipient without Cause, (ii) by the Participant for Good Reason, or (iii) as a result of the Participant’s death or Disability, in each case prior to a Change in Control, the unvested Restricted Stock Units will vest on a pro-rata basis following a Termination in an amount equal to the fraction, (x) the numerator of which is the number of days from the Vesting Commencement Date through the date of Termination and (y) the denominator of which is 1,461.

•	The provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof.

Additional Terms:

•	Notwithstanding the Plan, “Change in Control” shall mean: (i) at any time, any transaction or series of related transactions which result in an independent third-party acquiring shares of the Common Stock which represent more than 50% of the total voting power or economic interest in the Company and (ii) at any time, a sale or disposition of all or substantially all of the assets of the Company on a consolidated basis; provided, that, in the case of clause (i) above, such transactions shall only constitute a Change in Control if it results in The Blackstone Group L.P. and its affiliated investment funds (the “Sponsor”) ceasing to have the power (whether by ownership of voting securities, contractual right, or otherwise) collectively to elect a majority of the Board; and provided, further, that payment and settlement of the Restricted Stock Unit otherwise due on the occurrence of a Change in Control that is not a change in ownership or effective control of the Company or of a substantial portion of its assets (within the meaning of Section 409A of the Code (“Section 409A”) (“409A Change in Control”) shall be deferred and paid or settled, as applies, on the first such payment or settlement event thereafter, applicable above, that is permitted under Section 409A.

•	Attached hereto as Exhibit A are restrictive covenants applicable to the Participant in consideration for the

Restricted Stock Unit Award which are incorporated in their entirety into the Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement.

•	In addition to the terms and conditions set forth in the Stockholders Agreement that Participant will execute and deliver upon settlement of any Common Stock delivered in respect of the Restricted Stock Units, substantially in the form attached hereto as Exhibit B, such Restricted Stock Units are subject to a right of repurchase in favor of the Company at the then-applicable Fair Market Value, as determined by the Company, which repurchase right may be exercised anytime during a 12-month period beginning at the later of (i) 185 days following the Participant’s receive of such shares of Common Stock and (ii) the date of the Participant’s Termination. Any repurchase right exercised must be exercised for cash.

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

PERFORMANCE FOOD GROUP COMPANY	PARTICIPANT

/s/ George L. Holm	/s/ David Flitman
By: George L. Holm
Title: President & CEO

[Signature Page to Restricted Stock Unit Grant Notice]

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

PERFORMANCE FOOD GROUP COMPANY

2015 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Performance Food Group Company 2015 Omnibus Incentive Plan (the “Plan”), Performance Food Group Company (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting. Subject to the conditions contained herein and the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice. Notwithstanding such vesting, the Restricted Period applicable to any Restricted Stock Unit shall extend beyond vesting through the date of the Participant’s Termination; provided, however, that if such Termination does not constitute a “separation from service” within the meaning of Section 409A of the Code, the Restricted Period shall extend through the date of the Participant’s “separation from service”.

3. Dividend Equivalents. The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments upon the payment by the Company of dividends on shares of Common Stock. Such dividend equivalents will be provided in an amount equal to (a) the number of the Participant’s outstanding Restricted Stock Units multiplied by (b) the dollar amount of each such stockholder dividend per share of Common Stock divided by (c) the Fair Market Value of one share of Common Stock on the date of the dividend payment, which dividend equivalent amount shall be converted into a grant of additional Restricted Stock Units (based on such Fair Market Value) and shall vest (to the extent not then vested) and settle in the same proportion and at the same time as the Restricted Stock Units on which the dividend equivalent is granted and settled. In the event that any Restricted Stock Unit is forfeited by its terms, the Participant shall have no right to dividend equivalent payments in respect of such forfeited Restricted Stock Units.

4. Settlement of Restricted Stock Units. Except as set forth in the Grant Notice, the provisions of Section 9(d)(ii) of the Plan are incorporated herein by reference and made a part hereof.

5. Treatment of Restricted Stock Units Upon Termination. The provisions of Section 9(c)(ii) of the Plan are incorporated herein by reference and made a part hereof.

6. Company; Participant.

(a) The term “Company” as used in this Agreement with reference to employment or service shall include the Company and its subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

7. Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

8. Rights as Stockholder. The Participant or a permitted transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

9. Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof.

10. Notice. Every notice or other communication relating to this Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11. No Right to Continued Service. This Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

12. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

15. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

16. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be compliant with Section 409A of the Code and shall be interpreted as such.

Exhibit A: Restrictive Covenants

(a)	Confidential Information. The Participant acknowledges and agrees that the information, observations, and data obtained by the Participant while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company (“Confidential Information”) are the property of the Company or such subsidiary. Consequently, the Participant agrees that, except to the extent necessary for the Participant to discharge the Participant’s duties to the Company (as determined in the Participant’s reasonable discretion) or as required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, the Participant shall not at any time (whether during or after the period of the Participant’s employment) disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Participant’s acts or omissions to act or as required by law. The Participant shall deliver to the Company at the termination of the Participant’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and the business of the Company or any subsidiary of the Company which the Participant may then possess or have under his control.

(b)	Inventions and Patents. The Participant agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Participant prior to the date hereof while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. The Participant will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the period of the Participant’s employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c)	Non-compete. The Participant acknowledges that in the course of the Participant’s employment with the Company and its subsidiaries the Participant will become familiar with the Company’s and its subsidiaries’ trade secrets and with other Confidential Information and that the Participant’s services have been and. will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, the Participant agrees that the Participant shall not, during the period commencing on the Effective Date (as defined in the Participant’s offer letter with the Company, dated December 11, 2014) and ending on the first (1st) anniversary following the termination of the Participant’s employment (the “Restricted Period”), directly or indirectly own, operate, manage, control, participate in, consult with, advise or engage in services for any competitor of the Company or its subsidiaries or in any manner engage in any start up of a business (including by the Participant or in association with any person, firm, corporate or other business organization or through any other entity) in Competition with the businesses of the Company or its subsidiaries. A “Competitor” and “Competition” mean any business, in any geographical or market area where the Company conducts business or provides products or services, that competes with the business of the Company, including any business in which the Company engaged during the course of the Participant’s employment with the Company and its subsidiaries and any business that the Company was actively considering conducting at the time of the Participant’s termination of service and of which the Participant have, or reasonably should have, knowledge. Nothing herein shall prohibit the Participant from being a passive owner of not more than 2% of the outstanding stock or equity of an entity which is publicly traded, so long as the Participant has no active participation in the business of such entity.

(d)	Non-solicitation. During the Restricted Period, the Participant shall not directly or knowingly indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee, including, without limitation, inducing or attempting to induce any union, employee or group of employees to interfere with the business or operations of the Company or its subsidiaries, (ii) hire any person who was an employee of the Company or any subsidiary of the Company at any time within the six-month period prior to the date the Participant employs or seeks to employ such person, or (iii) induce or attempt to induce any customer, supplier, distributor, franchisee, licensee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company or any subsidiary of the Company.

(e)	Non-disparagement. The Participant shall not at any time during or after the period of the Participant’s employment whether in writing or orally, criticize, disparage, or otherwise demean in any way the Company or its subsidiaries or their respective products, officers, directors, employees or shareholders.

(f)	Enforcement. The Participant agrees that (i) the covenants set forth in this Restrictive Covenants section are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company would not have entered into this Agreement but for the Participant’s covenants contained herein, and (iii) the covenants contained herein have been made in order to induce the Company to enter into this Agreement. If, at the time of enforcement of this Restrictive Covenants section, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Participant recognizes and affirms that in the event of the Participant’s breach of any provision of this Restrictive Covenants section, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, the Participant agrees that in the event of a breach or a threatened breach by the Participant of any of the provisions of this Restrictive Covenants section, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Each party shall bear its own legal fees to enforce the covenants set forth in this Restrictive Covenants section.

(g)	Future Cooperation. The Participant agrees that upon the Company’s reasonable request following the Participant’s termination of employment, the Participant will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. The Participant will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.